Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in Post Effective Amendment No. 1 to the Registration Statement on Form F-1 (the “Post Effective Amendment”) of our report dated April 1, 2024 and the incorporation by reference in the Post Effective Amendment of the consolidated financial statements of SciSparc Ltd. (the “Company”), included in its Annual Report on Form 20-F, as amended, for the year ended December 31, 2023, filed with the U.S. Securities and Exchange Commission.

/s/ Kost Forer Gabbay & Kasierer
Kost Forer Gabbay & Kasierer
Member firm of Ernst & Young Global

January 21, 2025

Tel-Aviv, Israel